THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GENTEK INC.

          The name of the corporation is GenTek Inc. (the “Corporation”). The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 25, 1999. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 28, 1999. A Second Amended and Restated Certificate of Incorporation of the Corporation was duly adopted and filed with the Secretary of State of the State of Delaware on November 7, 2003 in order, among other things, to put into effect and carry out the confirmation order entered by the United States Bankruptcy Court for the District of Delaware on October 7, 2003 in the reorganization proceeding styled In re: GenTek Inc. et al. and Noma Company, Case No. 02-12986 (MFW), which confirmed the Joint Plan of Reorganization of the Corporation, et al. and Noma Company dated August 28, 2003, as modified (the “Plan”). This Third Amended and Restated Certificate of Incorporation, which both amends and restates the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware. The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

          The name of the Corporation is GenTek Inc.

ARTICLE II

REGISTERED OFFICE

          The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.

ARTICLE III

PURPOSES

          The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV

CAPITAL STOCK

          Section 1. Authorized Capital Stock

          The total number of shares of capital stock which the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000) shares, of which (a) One Hundred Million (100,000,000) shares shall be common stock, no par value per share (the “Common Stock”), and (b) Ten Million (10,000,000) shares shall be preferred stock, par value $.01 per share (the “Preferred Stock”).

          The Board of Directors of the Corporation (the “Board of Directors”), or an authorized committee thereof, is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series and, subject to the provisions of Section 3 of this Article IV, to fix for each such class or series such voting powers, full or limited, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at a specified time or times and at a specified price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at specified rates, on specified conditions, and at specified times, and payable in preference to, or in specified relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to specified rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at a specified price or prices or at specified rates of exchange and with specified adjustments; all as may be stated in such resolution or resolutions.

ARTICLE V

BUSINESS COMBINATION STATUTE

          The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL entitled “Business Combinations With Interested Stockholders”.

ARTICLE VI

STOCKHOLDER ACTION

          No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation, unless otherwise provided by law. Advance notice of any matters or nominations which stockholders intend to propose for action at an annual meeting shall be given at the time and in the manner provided in the By-Laws.

ARTICLE VII

DIRECTORS

          Section 1. General

          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

          Section 2. Election of Directors

          Election of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

          Section 3. Number of Directors

          The Board of Directors shall consist of not less than one or more than eight (8) members, the exact number of which shall be fixed from time to time by resolution adopted by the Board of Directors; provided, however, that the Board of Directors may, at the appropriate time, take such action to increase the maximum size of the Board of Directors above eight (8) members as is necessary for the Board of Directors to comply with the terms of any one or more series of Preferred Stock. Except as provided in Section 4 of this Article, each director shall be elected or re-elected, as the case may be, at each Annual Meeting at which a quorum is present to serve until the next Annual Meeting.

          Notwithstanding the foregoing, whenever, pursuant to the provisions of this Third Amended and Restated Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Third Amended and Restated Certificate of Incorporation and any certificate of designations applicable thereof.

          During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions; and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director’s earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall automatically be reduced accordingly.

          Section 4. Vacancies

          Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereof, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors or by a sole remaining Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

          Section 5. Removal

          Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of the total votes which would be eligible to be cast by stockholders in the election of such Director.

          Section 6. Personal Liability of Directors

          A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except (i) to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended and (ii) to the extent permitted by law, for monetary damages for breach of fiduciary duty as a Director related to pre-Effective Date acts or omissions which involve willful misconduct or gross negligence. If the DGCL is amended after the effective date of this Third Amended and Restated Certificate of Incorporation to authorize the further elimination or limitation of the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

          Any repeal or modification of this Article VII shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification.

ARTICLE VIII

INDEMNIFICATION OF OFFICERS, DIRECTORS AND KEY EMPLOYEES

          Except as otherwise provided in the By-laws, the Corporation shall indemnify its Directors, officers and such other key employees as the Chief Executive Officer of the Corporation may designate (the “Key Employees”) to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than said law permitted the Corporation to provide prior to such amendment), and such right to indemnification shall continue as to a person who has ceased to be a Director, officer or Key Employee of the Corporation and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives; provided, however, that (i) such person is or was a Director, officer or Key Employee of the Corporation immediately prior to, on or at any time after the Effective Date, (ii) except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Director, officer or Key Employee (or his or her heirs, executors, administrators or personal representatives) in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the Board of Directors and (iii) to the extent permitted by law, no indemnification shall be made to any person with respect to such person’s conduct prior to the Effective Date if such conduct is finally adjudicated by a court of law of competent jurisdiction to have involved willful misconduct or gross negligence.

          Except as otherwise provided in the By-laws, the right to indemnification covered by this Article VIII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Except as otherwise provided in the By-laws, the Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to other employees or agents of the Corporation similar to those conferred in this Article VIII to Directors, officers and Key Employees of the Corporation.

          The rights to indemnification and to the advance of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Third Amended and Restated Certificate of Incorporation or the By-laws of the Corporation, agreement, vote of stockholders or disinterested Directors or otherwise,

          Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director, officer or Key Employee of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

AMENDMENT OF BY-LAWS

          Section 1. Amendment by Directors

          Except as otherwise provided by law, the By-Laws of the Corporation may be amended or repealed by the Board of Directors.

          Section 2. Amendment by Stockholders

          The By-Laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

          The Corporation reserves the right to amend or repeal this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Third Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment or repeal of this Third Amended and Restated Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required, and in addition to any other vote of holders of voting stock that is required by this Third Amended and Restated

Certificate of Incorporation or by law, the affirmative vote of a majority (or such greater proportion as may be required by law) of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for such purpose shall be required to amend or repeal any provision of, or adopt any provisions of this Third Amended and Restated Certificate of Incorporation; provided, however, that the affirmative vote of not less than two-thirds of the total votes eligible to be cast by the holders of voting stock, voting together as a single class, shall be required to amend or repeal any of the provisions of Article VI, Article VII, Article VIII, Article IX or this Article X of this Third Amended and Restated Certificate of Incorporation.

ARTICLE XI

EFFECTIVE DATE

          This Third Amended and Restated Certificate of Incorporation shall become effective at 1:00 p.m., Eastern Standard Time, on May 9, 2006.

          IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Incorporation this 9th day of May, 2006.

By:	/s/ James Imbriaco

Name: James Imbriaco
Title: Vice President, General Counsel and Secretary